Exhibit 8.2

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

April 6, 2011

Intelsat (Luxembourg) S.A.

4, rue Alberte Borschette

L-1246 Luxembourg

Ladies and Gentlemen:

We have acted as special New York counsel to Intelsat (Luxembourg) S.A. (the “Company”) and Intelsat S.A. in connection with the filing of a resale shelf registration statement under the Securities Act of 1933, as amended (the “Act”) on Form S-1 with the Securities and Exchange Commission (the “Registration Statement”) registering $190,910,000 in aggregate principal amount of 11 1/4% Senior Notes due 2017 and $1,024,660,241 in aggregate principal amount of 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 of the Company and the related guarantees.

We hereby confirm that the discussion of United States Federal income tax matters contained in the Registration Statement under the heading “Taxation – U.S. Federal Income Taxation,” to the extent it states matters of law or legal conclusions and subject to the qualifications and limitations set forth therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP